REFERENCE  ITEM #77-Q1) EXHIBITS
AMENDMENT OF BYLAWS


                The third sentence of ARTICLE III, Section 1 of the By-laws of The California Muni Fund has been amended as follows:



                The Chairman of the Board of Trustees, if any, shall be selected from among the Trustees.